Exhibit 99.1

Center Financial Appoints Interim CFO

LOS ANGELES--(BUSINESS WIRE)--June 9, 2010--Center Financial Corporation (NASDAQ: CLFC) today named Douglas J. Goddard, 58, interim chief financial officer of the company and its wholly owned subsidiary, Center Bank, effective June 10, 2010. He will serve until the Bank completes its search for a permanent CFO.

Goddard joins Center Financial with more than 25 years of experience in financial reporting for the commercial banking sector. Most recently, he performed financial management consulting engagements for community banks. Projects involved the integration of financial functions of combining banks in an FDIC-assisted transaction, including the development of the required accounting for those loans acquired as part of the transaction, as well as the implementation of financial systems and reporting enhancements. From 1997 through 2009, Goddard served as executive vice president and chief financial officer of the former First Federal Bank of California, a multi-billion dollar bank that was based in Los Angeles. During his tenure, he was responsible for finance, treasury, investor relations, accounting and information technology and completed two whole bank acquisitions. He also was involved in several other bank acquisitions in his prior positions at California United Bank in Encino and Community Bank in Pasadena. Goddard began his professional career as an auditor in 1974 at KPMG LLP. A certified public accountant, Goddard earned his bachelor’s degree in economics and accounting from Claremont McKenna College, where he graduated cum laude with departmental honors.

“We are very pleased that Doug is available immediately to help Center Bank during this important transitional period,” said President and Chief Executive Officer Jae Whan (J.W.) Yoo. “In addition to bringing a wealth of experience directly in our core market of Southern California, Doug’s past involvement with multiple bank acquisitions is expected to provide immediate value to special reporting requirements associated with our successful FDIC-assisted transaction, completed on April 16. The board and I look forward to working closely with Doug as we strive to sustain the company’s return to profitability and enhance long-term shareholder value.”

About Center Financial Corporation

Center Financial Corporation is the holding company of Center Bank, a community bank offering a full range of financial services for diverse ethnic and small business customers. Founded in 1986 and specializing in commercial and SBA lending and trade finance products, Center Bank has grown to be one of the nation’s leading financial institutions focusing on the Korean-American community, with total assets of $2.08 billion at March 31, 2010. Headquartered in Los Angeles, Center Bank operates a total of 23 full-service branches and one loan production office. The company has 17 full-service branches located throughout Southern California and three branches in Northern California. Center Bank also operates two branches and one loan production office in the Seattle area, along with one branch in Chicago. Center Bank is a California state-chartered institution and its deposits are insured by the FDIC to the extent provided by law. For additional information on Center Bank, visit the company’s Web site at www.centerbank.com

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Angie Yang
Investor Relations
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ayang@pondel.com